CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$13,150,000	$937.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $61,195.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $937.60 offset against the registration fee due for this offering and of which $60,257.48 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 505 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 133-A-II dated May 4, 2009	Registration Statement No. 333-155535 Dated March 19, 2010 Rule 424(b)(2)

Structured Investments	$13,150,000 Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks due April 7, 2011

General

  The notes are designed for investors who seek a return of three times the appreciation of an equally weighted basket of 8 common stocks up to a maximum total return on the notes of 31.02% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing April 7, 2011†.
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
  The notes priced on March 19, 2010 and are expected to settle on or about March 24, 2010.

Key Terms

Basket:

The Basket consists of 8 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Upside Leverage Factor:	3
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by three, subject to the Maximum Total Return on the notes of 31.02%. For example, if the Basket Return is more than 10.34%, you will receive the Maximum Total Return on the notes of 31.02%, which entitles you to a maximum payment at maturity of $1,310.20 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Basket Return x 3)

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was March 19, 2010.
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the five Ending Averaging Dates.
Basket Closing Level:

For each of the Ending Averaging Dates, the Basket Closing Level will be calculated as follows:

100 x [1 + the sum of the Stock Returns of each Reference Stock on the relevant Ending Averaging Date x (1/8)]

Stock Return:	With respect to each Reference Stock, on each of the Ending Averaging Dates: Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date, as set forth under “The Basket” in this pricing supplement.
Final Share Price:

With respect to each Reference Stock, on each of the Ending Averaging Dates, the closing price of one share of such Reference Stock on such day times the Stock Adjustment Factor for such Reference Stock on such day.

Stock Adjustment Factor:

With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-A-II for further information.

Ending Averaging Dates†:	March 29, 2011, March 30, 2011, March 31, 2011, April 1, 2011 and April 4, 2011
Maturity Date†:	April 7, 2011
CUSIP:	48124AKF3
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 133-A-II.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 133-A-II and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$10	$990

Total	$13,150,000	$131,500	$13,018,500

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-20 of the accompanying product supplement no. 133-A-II.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-38 of the accompanying product supplement no. 133-A-II. For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. The aggregate amount of these fees will be $10.00 per $1,000 principal amount note.

The agent for this offering, JPMSI, is an affiliate or ours. See “Supplement Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 19, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 133-A-II dated May 4, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated March 15, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 133-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 133-A-II dated May 4, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209001800/e35260_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Exchange	Stock Weighting	Initial Share Price

CHK	Chesapeake Energy Corporation	NYSE	1/8	$24.21
EP	El Paso Corporation	NYSE	1/8	$11.13
ME	Mariner Energy, Inc.	NYSE	1/8	$14.81
HK	Petrohawk Energy Corporation	NYSE	1/8	$20.32
PXD	Pioneer Natural Resources Company	NYSE	1/8	$53.03
RRC	Range Resources Corporation	NYSE	1/8	$47.76
SD	SandRidge Energy, Inc.	NYSE	1/8	$7.44
SWN	Southwestern Energy Company	NYSE	1/8	$39.60

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-1

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Maximum Total Return on the notes of 31.02%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.00	80.00%	31.02%
165.00	65.00%	31.02%
150.00	50.00%	31.02%
140.00	40.00%	31.02%
130.00	30.00%	31.02%
120.00	20.00%	31.02%
110.34	10.34%	31.02%
110.00	10.00%	30.00%
105.00	5.00%	15.00%
102.50	2.50%	7.50%
100.00	0.00%	0.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.
Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 3 does not exceed the Maximum Total Return of 31.02%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5% x 3) = $1,150

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120.
Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 3 exceeds the Maximum Total Return of 31.02%, the investor receives a payment at maturity of $1,310.20 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.
Because the Basket Return is negative and the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-2

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by three, up to the Maximum Total Return on the notes of 31.02%, for a maximum payment at maturity of $1,310.20 per $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 8 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 8 Reference Stocks. These Reference Stocks are the common stocks of Chesapeake Energy Corporation, El Paso Corporation, Mariner Energy, Inc., Petrohawk Energy Corporation, Pioneer Natural Resources Company, Range Resources Corporation, SandRidge Energy, Inc. and Southwestern Energy Company.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 133-A-II.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes.  Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Internal Revenue Code of 1986 and the regulations thereunder (collectively, “FIRPTA”) should not be imposed on proceeds paid to Non-U.S. Holders, although it is possible that we may decide (or that the IRS could argue) that we are required to do so. However, under a different set of rules, Non-U.S. Holders could in any event be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

   The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 133-A-II dated May 4, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 31.02%, regardless of the appreciation in the Basket, which may be significant.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-3

  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to a weighted Basket consisting of 8 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the level of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. You may lose some or all of your investment in the notes if the Ending Basket Level is less than the Starting Basket Level.
  THE REFERENCE STOCKS ARE CONCENTRATED IN THE ENERGY INDUSTRY — Each Reference Stock has been issued by a company whose primary line of business is directly associated with the energy industry. Because the value of the notes is determined by the performance of each of the Reference Stocks, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the energy industry is significantly affected by a number of factors that influence worldwide economic conditions and energy prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may either offset or magnify each other, including:
    worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids and refined products;
    the cost of exploring for, developing, producing, refining and marketing crude oil, natural gas, natural gas liquids and refined products;
    consumer confidence;
    changes in weather patterns and climatic changes;
    the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;
    employment levels and job growth;
    the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;
    the price and availability of alternative and competing fuels;
    domestic and foreign governmental regulations and taxes; and
    general economic conditions worldwide.
  These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Reference Stocks to decline during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-4

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to either or both of the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock to reflect certain events affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-A-II for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing prices of the Reference Stocks on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Reference Stocks;
    the time to maturity of the notes;
    the correlation (or lack of correlation) in price movements among the Reference Stocks;
    the dividend rates paid on the Reference Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the occurrence of certain events affecting the issuer(s) of the Reference Stock(s) that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-5

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-21 of the accompanying product supplement no. 133-A-II for more information.

Historical Information of the Reference Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 7, 2005 through March 19, 2010 (or, with respect to the common stock of Mariner Energy, Inc., from February 24, 2006 to March 19, 2010 and with respect to the common stock of SandRidge Energy, Inc., from November 9, 2007 through March 19, 2010) as well as the historical performance of the Basket as a whole from November 9, 2007 through March 19, 2010. The graph of the historical Basket performance assumes the Basket Closing Level on November 9, 2007 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Chesapeake Energy Corporation (“Chesapeake”)

According to its publicly available filings with the SEC, Chesapeake Energy Corporation is a producer of natural gas in the United States, whose strategy is focused on discovering, acquiring and developing conventional and unconventional natural gas reserves onshore in the United States. The common stock of Chesapeake, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Chesapeake in the accompanying product supplement no. 133-A-II. Chesapeake’s SEC file number is 001-13726.

Historical Information of the Common Stock of Chesapeake

The following graph sets forth the historical performance of the common stock of Chesapeake based on the weekly closing price (in U.S. dollars) of the common stock of Chesapeake from January 7, 2005 through March 19, 2010.  The closing price of the common stock of Chesapeake on March 19, 2010 was $24.21.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-6

El Paso Corporation (“El Paso”)

According to its publicly available filings with the SEC, El Paso is an energy company that primarily operates in the natural gas transmission and exploration and production sectors of the energy industry. The common stock of El Paso, par value $3.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of El Paso in the accompanying product supplement no. 133-A-II. El Paso’s SEC file number is 001-14365.

Historical Information of the Common Stock of El Paso

The following graph sets forth the historical performance of the common stock of El Paso based on the weekly closing price (in U.S. dollars) of the common stock of El Paso from January 7, 2005 through March 19, 2010. The closing price of the common stock of El Paso on March 19, 2010 was $11.13.

Mariner Energy, Inc. (“Mariner”)

According to its publicly available filings with the SEC, Mariner is an independent oil and gas exploration, development, and production company. The common stock of Mariner, par value $0.0001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Mariner in the accompanying product supplement no. 133-A-II. Mariner’s SEC file number 001-32747.

Historical Information of the Common Stock of Mariner

The following graph sets forth the historical performance of the common stock of Mariner based on the weekly closing price (in U.S. dollars) of the common stock of Mariner from February 24, 2006 through March 19, 2010. The common stock of Mariner commenced trading on the New York Stock Exchange on February 21, 2006. The closing price of the common stock of Mariner on March 19, 2010 was $14.81.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-7

Petrohawk Energy Corporation (“Petrohawk”)

According to its publicly available filings with the SEC, Petrohawk is an independent oil and natural gas company engaged in the exploration, development and production of predominantly natural gas properties located onshore in the United States. The common stock of Petrohawk, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Petrohawk in the accompanying product supplement no. 133-A-II. Petrohawk’s SEC file number is 001-33334.

Historical Information of the Common Stock of Petrohawk

The following graph sets forth the historical performance of the common stock of Petrohawk based on the weekly closing price (in U.S. dollars) of the common stock of Petrohawk from January 7, 2005 through March 19, 2010.  The common stock of Petrohawk was traded on the NASDAQ Stock Market prior to March 13, 2007. The common stock of Petrohawk commenced trading on the NYSE on March 13, 2007. The closing price of the common stock of Petrohawk on March 19, 2010 was $20.32.

Pioneer Natural Resources Company (“Pioneer”)

According to its publicly available filings with the SEC, Pioneer is an independent oil and gas exploration and production company with operations in the United States, South Africa and Tunisia.  The common stock of Pioneer, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pioneer in the accompanying product supplement no. 133-A-I.  Pioneer’s SEC file number is 001-13245.

Historical Information of the Common Stock of Pioneer

The following graph sets forth the historical performance of the common stock of Pioneer based on the weekly closing price (in U.S. dollars) of the common stock of Pioneer from January 7, 2005 through March 19, 2010.  The closing price of the common stock of Pioneer on March 19, 2010 was $53.03.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-8

Range Resources Corporation (“Range”)

According to its publicly available filings with the SEC, Range is an independent natural gas company, engaged in the exploration, development and acquisition of primarily natural gas properties, mostly in the Southwestern and Appalachian regions of the United States. The common stock of Range, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Range in the accompanying product supplement no. 133-A-II. Range’s SEC file number 001-12209.

Historical Information of the Common Stock of Range

The following graph sets forth the historical performance of the common stock of Range based on the weekly closing price (in U.S. dollars) of the common stock of Range from January 7, 2005 through March 19, 2010. The closing price of the common stock of Range on March 19, 2010 was $47.76.

SandRidge Energy, Inc. (“SandRidge”)

According to its publicly available filings with the SEC, SandRidge is an independent natural gas and oil company concentrating on exploration, development and production activities related to the exploitation of its holdings in West Texas. The common stock of SandRidge, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of SandRidge in the accompanying product supplement no. 133-A-II. SandRidge’s SEC file number 001-33784.

Historical Information of the Common Stock of SandRidge

The following graph sets forth the historical performance of the common stock of SandRidge Stock based on the weekly closing price (in U.S. dollars) of the common stock of SandRidge from November 9, 2007 through March 19, 2010. The common stock of SandRidge commenced trading on the New York Stock Exchange on November 6, 2007. The closing price of the common stock of SandRidge on March 19, 2010 was $7.44.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-9

Southwestern Energy Company (“Southwestern Energy”)

According to its publicly available filings with the SEC, Southwestern Energy is an independent energy company engaged in natural gas and crude oil exploration, development and production. The common stock of Southwestern Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Southwestern Energy in the accompanying product supplement no. 133-A-II. Southwestern Energy’s SEC file number is 001-08246.

Historical Information of the Common Stock of Southwestern Energy

The following graph sets forth the historical performance of the common stock of Southwestern Energy based on the weekly closing price (in U.S. dollars) of the common stock of Southwestern Energy from January 7, 2005 through March 19, 2010. The closing price of the common stock of Southwestern Energy on March 19, 2010 was $39.60.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from November 9, 2007 through March 19, 2010. The following graph assumes the Basket Closing Level on November 9, 2007 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-10

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JMPSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 8 Reference Stocks	PS-11